Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

December 3, 2020

Sigilon Therapeutics, Inc.

100 Binney Street, Suite 600

Cambridge, MA 02142

Ladies and Gentlemen:

We have acted as counsel to Sigilon Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 462(b) under the Securities Act for the registration of up to $22,540,000 of the common stock, $0.001 par value per share, of the Company. The Registration Statement incorporates by reference the contents of the Company’s registration statement on Form S-1 (File No. 333-250070) (the "Prior Registration Statement"), which was declared effective by the Commission on December 3, 2020, including the prospectus included therein (the “Prospectus”). The term “Securities” refers to the shares of the common stock registered pursuant to the Registration Statement, up to 151,661,343 shares, representing the Company’s total amount of expected authorized but unissued shares of common stock, less the number of shares to be sold by the Company pursuant to the Prior Registration Statement. The Securities are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and Morgan Stanley & Co. LLC and Jefferies LLC, as representatives of the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement and against payment of the consideration set forth therein, will be, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Ropes & Gray LLP

Ropes & Gray LLP